CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated January 25, 2022 on the financial statements of the Footprints Discover Value Fund, a series of MSS Series Trust, and to all references to our firm included in or made a part of this Post-Effective Amendment No. 72 under the Securities Act of 1933 and Post-Effective Amendment No. 73 under the Investment Company Act of 1940 to Footprints Discover Fund’s Registration Statement on Form N-1A (File Nos. 333-135714 and 811-21927), including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

March 29, 2022